Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 7, 2014 with respect to the consolidated financial statements, schedules and internal control over financial reporting included in the Annual Report of RAIT Financial Trust and subsidiaries on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of RAIT Financial Trust on Forms S-3 (File No. 333-177324, effective on October 28, 2011; File No. 333-175901, effective on September 9, 2011; File No. 333-144603, effective on July 16, 2007 and post-effective amendment effective April 25, 2008) and Forms S-8 (File No. 333-182094, effective June 13, 2012; File No. 333-151627, effective June 13, 2008; File No. 333-125480, effective on June 3, 2005; File No. 333-100766, effective on October 25, 2002; and File No. 333-67452, effective on August 14, 2001).

/s/ GRANT THORNTON LLP

New York, New York March 7, 2014